Exhibit 99.9
                                                                    ------------
                    NEW WORLD COFFEE - MANHATTAN BAGEL, INC.
                   SECOND AMENDED CERTIFICATE OF DESIGNATION,
                            PREFERENCES AND RIGHTS OF
                            SERIES F PREFERRED STOCK

                         Pursuant to Section 242 of the
                General Corporation Law of the State of Delaware

          NEW WORLD COFFEE - MANHATTAN BAGEL, INC., a corporation duly organized and existing under the laws of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

          1. That pursuant to the authority contained in Article 4 of its Amended and Restated Certificate of Incorporation and in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, its Board of Directors has adopted the following resolution:

          RESOLVED, that there is hereby adopted, a Second Amended Certificate of Designation of Series F Preferred Stock of the Corporation, in the form attached hereto as Exhibit A (the "Amended Certificate of Designation"), integrating and amending the provisions of the Certificate of Designation for the Series F Preferred Stock of the Corporation, pursuant to which the designations, powers, preferences and relative, participating, optional and other special rights and the qualifications, limitations or restrictions of such Series F Preferred Stock shall be amended.

          2. That pursuant to a stockholders consent, the holders of at least 67% of the Series F Preferred Stock approved the amendment of the Certificate of Designation.

          3. That the text of the Certificate of Designation of the Series F Preferred Stock of the Corporation is hereby restated and further amended to read in its entirety as follows:

          Designation and Amount. There is hereby established a series of the Preferred Stock designated "Series F Preferred Stock" (herein referred to as "Series F Preferred Stock"), consisting of 116,000 shares and having the relative rights, designations, preferences, qualifications, privileges, limitations, and restrictions applicable thereto as follows:

          1.   Dividends.

               (a) The holders of shares of Series F Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation, and to the extent of funds legally available therefor, cumulative dividends payable quarterly, on

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each March 31, June 30, September 30 and December 31, commencing on (i) March
31, 2001 with respect to any shares of Series F Preferred Stock issued on or prior to March 31, 2001 and (ii) June 30, 2001 with respect to any shares of Series F Preferred Stock issued after March 31, 2001, with dividends for partial quarters based on the dates of issuance and redemption accruing pro rata. Such dividends shall be paid, for each quarterly period, at the rate of 16% per annum (the "Dividend Percentage Rate") of the Liquidation Preference, payable each quarter as payment in kind Series F Preferred Stock at the rate of 4% per quarter; provided, however, that the Dividend Percentage Rate for the Series F Preferred Stock shall be increased by an additional 2% per semi-annum on each January 18 and July 18, commencing on (i) January 18, 2002 with respect to any shares of Series F Preferred Stock issued on or prior to March 31, 2001 and (ii) June 30, 2002 with respect to any shares of Series F Preferred Stock issued after March 31, 2001, on each outstanding share of Series F Preferred Stock until such share of Series F Preferred Stock has been redeemed in full by the Corporation as required by Section 3 hereof and provided further that to the extent that the Corporation has insufficient available surplus to declare the dividend, the Board of Directors of the Corporation shall undertake to use its best efforts to increase the available surplus and thereafter shall immediately declare such dividend. Dividends on the Series F Preferred Stock shall be cumulative so that if, for any dividend accrual period, dividends at the rate hereinabove specified are not declared and paid or set aside for payment, the amount of accrued but unpaid dividends shall accumulate, and shall be added to the dividends payable for subsequent dividend accrual periods. If the funds legally available for the payment of such dividends are insufficient to pay in full the dividends payable on all outstanding shares of Series F Preferred Stock, the total available funds may be paid in partial dividends to the holders of the outstanding shares of Series F Preferred Stock ratably in proportion to the fully accrued dividends to which they are entitled. Each issued and outstanding share of Series F Preferred Stock shall entitle the holder of record thereof to receive an equal proportion of said dividends (adjusted for issuance dates).

               (b) No dividends or other distributions of any kind shall be declared or paid on, nor shall the Corporation redeem, purchase or acquire any shares of the Common Stock, any of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock or Series D Preferred Stock or any other junior class or series of stock (collectively, "Junior Stock") other than stock dividends and distributions of the right to purchase common stock and repurchase any such rights in accordance with the Rights Agreement dated June 7, 1999, unless all dividends on the Series F Preferred Stock accrued for all past dividend periods shall have been paid.

          2.   Liquidation Preference.

               (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series F Preferred Stock shall be entitled to receive, on a pro rata basis, such amount, paid prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock or any Junior Stock by reason of their ownership thereof, an amount equal to $1,000 per share of Series F Preferred Stock then outstanding ("Liquidation Preference") (as adjusted for any stock dividends, combinations or splits
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with respect to such shares), plus all accrued or declared but unpaid dividends on such share for each share of Series F Preferred Stock then held by them. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the Series F Preferred Stock shall rank at least pari passu with any security hereinafter existing or created ("Parity Stock"). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series F Preferred Stock shall be insufficient to permit the payment to the holders of the Series F Preferred Stock and of any Parity Stock the full amounts to which they otherwise would be entitled, the holders of Series F Preferred Stock and such Parity Stock shall share ratably in any distribution of the entire assets and funds of the Corporation legally available for distribution pro rata in proportion to the respective liquidation preference amounts which would otherwise be payable upon liquidation with respect to the outstanding shares of the Series F Preferred Stock and such Parity Stock if all liquidation preference dollar amounts with respect to such shares were paid in full.

               (b) Upon the completion of the distribution required by subparagraph (a) of this Section 2, the remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Common Stock pro rata based on the number of shares of Common Stock held by each, and the holders of Series F Preferred Stock shall not be entitled to participate in such distribution.

               (c) For purposes of this Section 2, a liquidation, dissolution or winding up of this Corporation shall be deemed to be occasioned by, or to include (A) a change in 50% or more of the members of the Board of Directors, nominated and recommended by the Board of Directors for election at the 2000 Annual Meeting of Stockholders except changes in investor appointed directors,
(B) a consolidation or merger of the Corporation with or into any other corporation (other than (i) a merger in which the Corporation is the surviving corporation and which will not result in more than 50% of the capital stock of the Corporation being owned of record or beneficially by persons other than the holders of such capital stock immediately prior to such merger or (ii) a transaction contemplated by the Series F Preferred Stock and Warrant Purchase Agreement dated January 18, 2001 (as amended on March 29, 2001, the "Purchase Agreement"), the Exchange Agreement dated January 18, 2001 (as amended on March 29, 2001, the "Exchange Agreement"), the Second Series F Preferred Stock and Warrant Purchase Agreement dated as of March 29, 2001 (the "Second Purchase Agreement"), or the Third Series F Preferred Stock and Warrant Purchase Agreement dated as of June 19, 2001 (the "Third Purchase Agreement"), (C) a sale or disposition of all or substantially all of the properties and assets of the Corporation as an entirety to any other person or persons in a single transaction or series of related transactions, (D) an acquisition of "beneficial ownership" by any "person" or "group" of voting stock of the Company representing more than 50% of the voting power of all outstanding shares of such voting stock, whether by way of merger or consolidation or otherwise, other than pursuant to the exercise of the warrants contemplated by the Exchange Agreement, the Purchase Agreement, the Second Purchase Agreement, the June Series F Preferred Stock Purchase Agreement, Bond Purchase Agreement dated as of January 17, 2001 among the Corporation, Greenlight Capital L.P. and the other parties named therein, the Third Purchase Agreement and agreements with other investors disclosed in the schedules thereto and/or the transfer of

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the Common Stock purchased pursuant to such agreements with other investors
(collectively, the "Investor Securities"), or (E) any other transaction which results in the disposition of 50% or more of the voting power of all classes of capital stock of the Corporation on a combined basis, other than relating to the purchase of the Investor Securities (an event or series of events under subsections (A), (B), (C), (D) and (E) above shall be referred to as a "Change of Control Event"). The holders of 67% or more of the voting power of the then outstanding shares of the Series F Preferred Stock may execute a written waiver of any Change of Control Event.

          3. Redemption. The shares of Series F Preferred Stock shall be redeemable as follows:

          (a)  Optional Redemption.

               (i) The shares of Series F Preferred Stock will be redeemable at the election of the Corporation, as a whole or from time to time in part, at any time ("Optional Redemption Date") on not less than 5 nor more than 60 days' prior notice, for an amount equal to 100% of the Purchase Price (as hereinafter defined), plus all accrued or declared but unpaid dividends, if any, to the date of redemption (the "Redemption Price"). The "Purchase Price" of the Series F Preferred Stock shall be $1,000 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares).

               (ii) No partial optional redemption may be authorized or made unless on or prior to such redemption all unpaid cumulative dividends shall have been paid in full, or a sum set apart in cash for such payment, on all shares of Series F Preferred Stock then outstanding to the extent dividends are payable in cash. If less than all the shares of Series F Preferred Stock are to be redeemed, the particular shares of Series F Preferred Stock to be redeemed will be determined on a pro rata basis, first among the shares of Series F Preferred Stock issued on or prior to March 31, 2001 and then among the shares of Series F Preferred Stock issued after March 31, 2001. If less than all of the shares of Series F Preferred Stock are to be redeemed, the Redemption Notice that relates to such shares of Series F Preferred Stock shall state the portion of the shares of Series F Preferred Stock to be redeemed. A new Series F Preferred Stock certificate representing the unredeemed shares of Series F Preferred Stock will be issued in the name of the holder thereof upon cancellation of the original certificate for Series F Preferred Stock and, unless the Company fails to pay the Redemption Price on the Redemption Date, after the Redemption Date dividends will cease to accrue on the shares of Series F Preferred Stock called for redemption.

          (b)  Mandatory Redemption.

               (i) All outstanding shares of Series F Preferred Stock (x) issued on or prior to March 31, 2001 shall be redeemed (subject to the legal availability of funds therefore) in whole on January 18, 2004 and (y) issued after March 31, 2001 shall be redeemed (subject to the legal availability of funds therefor) in whole on June 30,

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2004 (each, a "Mandatory Redemption Date" and together with the "Optional
Redemption Date", the "Redemption Date"), at the Redemption Price.

               (ii) Failure to Redeem. In the event that the Corporation fails to pay the Redemption Price on the Mandatory Redemption Date, the Redemption Price will be paid by the issuance of Senior Subordinated Notes (the "Notes"), which Notes will be substantially in the form of the Note attached as Exhibit D to the First Purchase Agreement, Exhibit B to the Exchange Agreement, Exhibit C to the Second Purchase Agreement and Exhibit C to the Third Purchase Agreement and, upon the issuance of such Notes for the full Redemption Price, all outstanding shares of Series F Preferred Stock shall be deemed to be retired and no longer outstanding.

          (c) Procedure for Redemption. (i) Not more than 60 and not less then 5 days prior to any Optional Redemption Date, and as soon as practical prior to the Mandatory Redemption Date, written notice (the "Redemption Notice") shall be given by first-class mail, postage prepaid, to each holder of record of shares of Series F Preferred Stock to be redeemed on the record date fixed for such redemption of the shares of Series F Preferred Stock at such holder's address as the same appears on the stock register of the Company. The Redemption Notice shall state:

          (A)  the Redemption Price;

          (B) whether all or less than all of the outstanding shares of Series F Preferred Stock are to be redeemed and the total number of shares of Series F Preferred Stock being redeemed;

          (C) the number of shares of Series F Preferred Stock held by the holder that the Corporation intends to redeem;

          (D)  the Redemption Date;

          (E) that the holder is to surrender to the Corporation, at the place or places designated in such Redemption Notice, its certificates representing the shares of Series F Preferred Stock to be redeemed;

          (F) that dividends on the shares of Series F Preferred Stock to be redeemed shall cease to accrue on such Redemption Date unless the Corporation defaults in the payment of the Redemption Price; and

          (G) the name of any bank or trust company performing the duties referred to in subsection (c)(iv) below.

               (ii) On or before the Redemption Date, each holder of shares of Series F Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares of Series F Preferred Stock to the Corporation, in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full redemption price for such shares of Series F Preferred Stock shall be payable in cash

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to the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be returned to authorized but unissued shares of Series F Preferred Stock. In the event that less than all of the shares of Series F Preferred Stock represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares of Series F Preferred Stock.

               (iii) Unless the Corporation defaults in the payment in full of the Redemption Price, dividends on the shares of Series F Preferred Stock called for redemption shall cease to accrue on the Redemption Date, and the holders of such shares shall cease to have any further rights with respect thereto on the Redemption Date, other than the right to receive the Redemption Price, without interest. Until the Redemption Price is paid in full or the Notes are issued pursuant to Section 3(b)(ii), the holders of shares of Series F Preferred Stock shall have all preferences and rights, including without limitation the right to receive dividends, of holders of the Series F Preferred Stock.

               (iv) If a Redemption Notice shall have been duly given or if the Corporation shall have given to the bank or trust company hereinafter referred to irrevocable authorization promptly to give such notice, and if on or before the Redemption Date specified therein the funds necessary for such redemption shall have been deposited by the Corporation with such bank or trust company in trust for the pro rata benefit of the holders of the shares of Series F Preferred Stock called for redemption, then, notwithstanding that any certificate for shares of Series F Preferred Stock so called for redemption shall not have been surrendered for cancellation, from and after the time of such deposit, all shares so called, or to be so called pursuant to such irrevocable authorization, for redemption shall no longer be deemed to be outstanding and all rights with respect of such shares of Series F Preferred Stock shall forthwith cease and terminate, except only the right of the holders thereof to receive from such bank or trust company at any time after the time of such deposit the funds so deposited, without interest. The aforesaid bank or trust company shall be organized and in good standing under the laws of the United States of America, and shall have capital, surplus and undivided profits aggregating at least $100,000,000 according to its last published statement of condition, and shall be identified in the Redemption Notice. Any interest accrued on such funds shall be paid to the Corporation from time to time. Any funds so set aside or deposited, as the case may be, and unclaimed at the end of three years from such Redemption Date shall, to the extent permitted by law, be released or repaid to the Corporation, after which repayment the holders of the shares of Series F Preferred Stock so called for redemption shall look only to the Corporation for payment hereof.

                  (v) If the Redemption Price will be paid by the issuance of Notes as required by Section 3(b)(ii) above, the Corporation will issue to each holder of shares of Series F Preferred Stock that has surrendered the certificate or certificates representing such shares of Series F Preferred Stock, a Note in the principal amount of the aggregate Redemption Price payable to such holder, including the increases in the Redemption Price required by
Section 3(b)(ii) above, and payable to the holder as such holder's name appears on the stock register of the Corporation. The Corporation will, within 5 days following the 90th day following the Mandatory Redemption Date, send notice to each holder that has not surrendered the certificate or certificates representing

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its shares of Series F Preferred Stock stating that the Redemption
Price is to be paid by the issuance of Notes and confirming the location at which such certificates are to be surrendered. Such notice shall be sent in the same manner as was required for the Redemption Notice. Thereafter, not later than five days following any surrender by a holder of certificates representing shares of Series F Preferred Stock, the Corporation will issue to such holder a
Note in the amount specified above.

          (d) Failure to Increase Authorized Shares of Common Stock. In the event that the Corporation does not file an amendment to its Certificate of Incorporation in order to increase the number of authorized shares of its Common Stock to at least 125,000,000 on or prior to October 17, 2001, then the Redemption Price shall be increased by 1% per month until such time as such amendment is filed with the Secretary of State of the State of Delaware and is in full force and effect.

          4.   Protective Rights.

          So long as any shares of Series F Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent by the holders of at least 67% of the then outstanding shares of the Series F Preferred Stock, voting together as a single class:

               (i) amend or repeal any provision of the Corporation's Certificate of Incorporation or By-Laws in a manner which materially adversely affects the rights and preferences of the holders of Series F Preferred Stock;

               (ii) authorize or issue shares of any class of stock having any preference or priority as to dividends or assets superior to or on a parity with the Series F Preferred Stock, including, without limitation, the Series E Preferred Stock of the Company, without the vote or written consent by the holders of at least 70% of the then outstanding shares of Series F Preferred Stock, voting together as a single class;

               (iii) pay or declare any dividend on any other type or class of securities, other than a dividend payable in common stock or rights under the Rights Plan;

               (iv) repurchase or redeem any shares of capital stock of the Corporation other than the redemption of the Series F Preferred Stock;

               (v) authorize (i) a sale of any material asset of a value in excess of $1,000,000 of the Corporation or any subsidiary or subsidiaries of the Corporation (other than sales of stores owned by the Company or its subsidiaries), (ii) a sale of any substantial portion of the assets of the Corporation or any subsidiary or subsidiaries (other than sales of stores owned by the Corporation or its subsidiaries), or (iii) a recapitalization or reorganization of the Corporation or any subsidiary or subsidiaries of the Corporation (other than stock splits, combinations and/or dividends);

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               (vi) take any action that results in the Corporation or any subsidiary or subsidiaries of the Corporation incurring or assuming more than $1,000,000 of funded indebtedness (other than (w) the $140,000,000 Senior Secured Increasing Rate Notes due 2003 (which have been previously approved by the requisite holders of the Series F Preferred Stock), (x) the $35,000,000 Secured Increasing Rate Note issued on June 19, 2001, (y) borrowings of up to $7,500,000 for a revolving line of credit and (z) up to $4,700,000 of indebtedness outstanding as of June 15, 2001);

               (vii) effect any Change of Control Event;

               (viii) effect (i) an acquisition of another corporation or other entity, or a unit or business group of another corporation or entity, by merger or otherwise, except as contemplated in the Purchase Agreement, the Exchange Agreement and the Second Purchase Agreement or (ii) the purchase of all or substantially all of the capital stock, other equity interests or assets of any other entity or person, except as contemplated in the Purchase Agreement, the Exchange Agreement, the Second Purchase Agreement and the Third Purchase Agreement;

               (ix) increase the number of directors of the Board of Directors of the Corporation except as contemplated in the Purchase Agreement, the Exchange Agreement and the Second Purchase Agreement;

               (x) effect or allow fundamental change in the nature of the Corporation's business; or

               (xi) otherwise materially affect the rights, privileges and preferences of the holders of Corporation's Series F Preferred Stock.

          5.   Voting Rights.

               (a) The holders of Series F Preferred Stock, except as otherwise required under the laws of the State of Delaware or as set forth herein, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Corporation.

               (b) The majority of the then outstanding Series F Preferred Stock, voting or consenting, as the case may be, as one class, will be entitled to elect up to four directors (the "Series F Directors"), provided that at least two of the Series F Directors shall be designated by Halpern Denny III, L.P. (each a "Halpern Denny Designee"), one of the Series F Directors shall be designated by Brookwood New World Investors, LLC (the "Brookwood Designee") and one of the Series F Directors shall be designated by BET Associates, L.P. (the "BET Designee"). At any meeting held for the purpose of electing directors at which the holders shall have the right, voting separately as a class, to elect directors, the presence in person or by proxy of the holders of a majority of the outstanding shares of Series F Preferred Stock shall be required to constitute a quorum of such holders. Any vacancy occurring in the office of a director elected by the holders

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pursuant to this Section 5(b) may be filled by the remaining director elected by the holders unless and until such vacancy shall be filled by the holders.

               (c) If (i) dividends on the Series F Preferred Stock are in arrears and unpaid for any quarterly period, which failure to pay shall continue for a period of thirty (30) days; or (ii) the Corporation fails to discharge any redemption obligation with respect to the Series F Preferred Stock (delivery of the Notes as set forth in Section 3 above shall constitute discharge of the Company's redemption obligation) and such failure continues more than 90 days following a Mandatory Redemption Date; then (A) the number of members comprising the Corporation's Board of Directors shall automatically increase by such number so that such additional directors (but including the Board seats elected by the holders of Series F Preferred Stock pursuant to Section 5(b) above) shall constitute not less than 50% of the Board of Directors of the Corporation and
(B) the holders of the majority of the then outstanding Series F Preferred Stock, voting or consenting, as the case may be, as one class, will be entitled to elect directors to the Board of Directors to fill the vacancies created by such increase, provided that such directors shall be designated equally by (A) Halpern Denny III, L.P., on the on hand, and (B) Brookwood New World Investors, LLC and BET Associates, L.P., on the other hand. Such voting rights will continue until such time as, in the case of a dividend default, all dividends in arrears on the Series F Preferred Stock are paid in full and, in the case of the failure to redeem, until payment in cash or until the Notes are delivered, at which time the term of the directors elected pursuant to the provisions of this paragraph shall terminate.

               (d) Immediately after voting power to elect directors shall have become vested and be continuing in the holders pursuant to Section 5(c) or if vacancies shall exist in the offices of directors elected by the holders, a proper officer of the Corporation shall call a special meeting of the holders for the purpose of electing the directors which such holders are entitled to elect. Any such meeting shall be held at the earliest practicable date, and the Corporation shall provide holders with access to the lists of holders, pursuant to the provisions of this Section 5(d). At any meeting held for the purpose of electing directors at which the holders shall have the right, voting separately as a class, to elect directors, the presence in person or by proxy of the holders of at least a majority of the outstanding shares of Series F Preferred Stock shall be required to constitute a quorum of such holders.

               (e) Any vacancy occurring in the office of a director elected by the holders pursuant to Section 5(c) may be filled by the remaining director or directors elected by the holders unless and until such vacancy shall be filled by the holders.

               (f) The Corporation shall not modify, change, affect or amend the Certificate of Incorporation or this Second Amended Certificate of Designation to affect materially and adversely the specified rights, preferences or privileges of the holders of the Series F Preferred Stock or increase the authorized Series F Preferred Stock, without the affirmative vote or consent of holders of at least a 67% of the shares of Series F Preferred Stock then outstanding, voting or consenting, as the case may be, as one class; provided, however, that Section 4(ii) shall not be amended without the affirmative vote or

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consent of holders of at least 70% of the shares of Series F Preferred Stock then outstanding, voting or consenting, as the case may be, as one class.

               (g) In any case in which the holders shall be entitled to vote pursuant to this Section 5 or pursuant to the laws of the State of Delaware, each holder shall be entitled to one vote for each share of Series F Preferred Stock held.

               (h) In lieu of voting at a meeting, holders may act by written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware ("GCL").

               (i) Except as otherwise required by the GCL, holders of at least 67% of the then outstanding shares of Series F Preferred Stock, voting or consenting, as the case may be, separately as a class, may waive compliance with any provisions of this Amended Certificate of Designation.

          6. No Reissuance of Series F Preferred Stock. No share or shares of Series F Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such reacquired shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

          7. Counterparts. This Certificate may be signed in any number of counterparts, each of which will be an original, with the same effect as if the signatures hereto were upon the same instrument.

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               IN WITNESS WHEREOF, the Corporation has executed this Second
Amended Certificate of Designation to be prepared and executed by the officers named below as of this _____ day of June, 2001.


                              NEW WORLD COFFEE - MANHATTAN BAGEL, INC.


                              By:
                                 -------------------------------------
                                 Name: R. Ramin Kamfar
                                 Title: Chief Executive Officer



                              By:
                                 -------------------------------------
                                 Name: Jerold Novack
                                 Title: Secretary